Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Pathway Capital Opportunity Fund, Inc.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of Pathway Capital Opportunity Fund, Inc. (formerly known as Pathway Energy Infrastructure Fund, Inc.) (the “Company”) for the year ended June 30, 2018 included in this Registration Statement (Form N-2) and have expressed an unqualified opinion herein dated August 29, 2018. We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the financial statements of the Company for the year ended June 30, and 2017 and the period from August 25, 2015 (the date non-affiliated stockholders were admitted into the Company) to June 30, 2016 and have expressed an unqualified opinion dated August 29, 2017 and August 29, 2016, respectively, which is included in previous registration statements.

The senior securities table included in this Form N-2, under the caption “Senior Securities” (the “Senior Securities Table”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements referred to above. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with Item 4.3 and the Instructions to Item 4.3 of Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ BDO USA, LLP

New York, New York

March 13, 2019